Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145359

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated August 13, 2007)

THE TRIZETTO GROUP, INC.

$230,000,000

1.125% CONVERTIBLE SENIOR NOTES

DUE APRIL 15, 2012

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements information contained in that certain prospectus dated August 13, 2007 of The TriZetto Group, Inc. (the “Company”), relating to the offer and sale from time to time of up to $230,000,000 of the Company’s 1.125% Convertible Senior Notes due 2012, or the notes, and 10,467,622 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

		Number of Shares of Common Stock
Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Beneficially Owned (1)	Offered Hereby (1)
American Skandia Trust (2)	$1,500,000	68,267	68,267
B.C. McCabe Foundation (2)	$125,000	5,689	5,689
CIBC World Markets Corp.	$1,300,000	59,165	59,165
Commissioners of the Land Office (2)	$1,180,000	53,703	53,703
Fuji US Income Open (2)	$1,000,000	45,511	45,511
Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust (2)	$695,000	31,630	31,630
Intl Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust (2)	$360,000	16,384	16,384
KeySpan Foundation (2)	$55,000	2,503	2,503
KeySpan Insurance Company (2)	$175,000	7,964	7,964
Lord Abbett Investment Trust – LA Convertible Fund (2)	$4,160,000	189,327	189,327
Lord Abbett Series Fund – Bond Debenture Portfolio (2)	$750,000	34,134	34,134
Merrill Lynch Insurance Group Bond Debenture Portfolio (2)	$25,000	1,138	1,138
Met Investor Series Trust – Bond Debenture (2)	$5,000,000	227,557	227,557
National Fuel & Gas Company Retirement Plan (2)	$525,000	23,893	23,893

		Number of Shares of Common Stock
Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Beneficially Owned (1)	Offered Hereby (1)
NFS – SCI Funeral and Merchandise Fixed Common Trust (2)	$245,000	11,150	11,150
NYC Teachers’ Variable Annuity Fund (2)	$1,925,000	87,609	87,609
Pension, Hospitalization Benefit Plan of the Electrical Ind Plan (2)	$625,000	28,445	28,445
Philadelphia Board of Pensions (2)	$660,000	30,038	30,038
Total Pina Elf Finance USA, Inc. (2)	$305,000	13,881	13,881
Vermont Mutual Insurance Company (2)	$135,000	6,144	6,144
Wachovia Bank, NA, as Trustee for the SCI Cemetery Merchandise Common Trust (2)	$170,000	7,737	7,737

(1)	Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 45.5114 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	Each of American Skandia Trust, B.C. McCabe Foundation, Commissioners of the Land Office, Fuji US Income Open, Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust, Intl Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust, KeySpan Foundation, KeySpan Insurance Company, Lord Abbett Investment Trust – LA Convertible Fund, Lord Abbett Series Fund – Bond Debenture Portfolio, Merrill Lynch Insurance Group Bond Debenture Portfolio, Met Investor Series Trust – Bond Debenture, National Fuel & Gas Company Retirement Plan, NFS – SCI Funeral and Merchandise Fixed Common Trust, NYC Teachers’ Variable Annuity Fund, Pension, Hospitalization Benefit Plan of the Electrical Ind Plan, Philadelphia Board of Pensions, Total Pina Elf Finance USA, Inc., Vermont Mutual Insurance Company, and Wachovia Bank, NA, as Trustee for the SCI Cemetery Merchandise Common Trust has indicated that Maren Lindstrom exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

The date of this prospectus supplement is August 24, 2007.